Exhibit 32.1
CERTIFICATIONS
I, Nicholas J. DeIuliis, President and Chief Executive Officer (principal executive officer) of CNX Gas Corporation (the “Registrant”), certify that to my knowledge, based upon a review of the Annual Report on Form 10-K for the period ended December 31, 2006, of the Registrant (the “Report”):
(i) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(ii) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.
Date: February 19, 2007

/s/ Nicholas J. DeIuliis

Nicholas J. DeIuliis
President, Chief Executive Officer and Director